Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Occidental Petroleum Corporation:

We consent to the use of our reports dated February 23, 2018, with respect to the consolidated balance sheets of Occidental Petroleum Corporation as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated by reference herein.

Houston, Texas

May 4, 2018